Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to Registration Statement No. 333-105853 of The News Corporation Limited on Form F-4 and Amendment No. 2 to Registration Statement No. 333-105851 of Hughes Electronics Corporation on Form S-4 and to the incorporation by reference therein of our report dated September 13, 2002, except for Note 15 and Note 14, as to which the date is December 23, 2002 and May 9, 2003, respectively, with respect to the consolidated financial statements of Stream S.p.A. included in The News Corporation Limited’s Report of Foreign Issuer (Form 6-K) dated May 20, 2003, filed with the Securities and Exchange Commission.

/s/ RECONTA ERNST & YOUNG S.P.A.

Rome, Italy

August 20, 2003